UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2006.

PARAMOUNT GOLD MINING CORP. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	0-51600 (Commission File Number)	20-3690109 (IRS Employer Identification No.)

346 Waverley Street, Ottawa, Ontario, Canada (Address of principal executive offices)	K2P 0W5 (Zip Code)

Registrant's telephone number, including area code (613) 226-7883

(Former name or former address, if changed since last report)

ITEM 5.02 FINANCING

On October 12, 2006 Paramount Gold Mining Corp. (the “Company”) concluded an equity financing of common stock (Regulation S) for proceeds of $1,000,000 common shares at a price of $2.60 per share.  Proceeds from the financing will be used to fund drill programs at the San Miguel and Linda properties in Mexico and Peru respectively.

ITEM 8.01

OTHER EVENTS

In a resolution passed at the board of directors meeting held on November 30, 2006, Daniel Hachey was appointed to the board of directors to serve until the next annual meeting of the Registrant.  Mr. Hachey was granted 100,000 shares of common stock of the Registrant to serve and 200,000 stock options priced at fair market value to serve as director.

Mr. Hachey will serve as Chairman of the audit committee of the Board of Directors.

Mr. Hachey has a strong capital markets background with twenty years of experience in investment banking largely in the area of public equity financing including initial public offerings (IPO’s) and private placements.  Mr. Hachey has also been active in the area of mergers and acquisitions, fairness opinions and other advisory work.  Currently, Mr. Hachey is President and CEO of Greenwich Global Capital Inc., a public capital pool company listed on the TSX-V.

Most recently, Mr. Hachey was President and CEO of a publicly-traded mining company listed on the TSX-V after leading the Mining Investment Banking Group at a fully integrated Canadian investment dealer.  Prior to that, Dan was Vice-Chairman of another fully integrated Canadian boutique investment dealer.  Dan spent three years at HSBC, arguably the world’s largest bank, leaving as Senior Vice President and Director, Head of Technology Group (investment banking).   Prior to joining HSBC, Dan spent five years with a major Canadian fully integrated investment dealer (Midland Walwyn – now Merrill Lynch Canada), leaving as Senior Vice President and Director of Corporate Finance.  He has also worked for a major U.S. based global investment banking firm (CS First Boston) in New York and Toronto.

Financings that Mr. Hachey has been a major factor in include Research in Motion, JDS Fitel (now JDS Uniphase), and Alliance Communications (now Alliance Atlantis) amongst many others in various industries including technology, communications, entertainment, mining (precious and based metals), oil and gas, forest products and others.

Mr. Hachey graduated from McGill University with a Master of Business Administration degree in Finance.  Prior to that he was in a Master of Science program at Universite de Montreal after receiving his Bachelor of Science degree from Concordia University.

Mr. Hachey has held Board of Directors positions of both public (NASDAQ, TSX an TSX-V) and private companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:

December 7, 2006

PARAMOUNT GOLD MINING CORP.

By:

/s/

Name:

Christopher Crupi

Title:

President and Director